                                                                       EXHIBIT B

                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT (the "Agreement"), dated as of May 22, 2000, by and between ______________________ (the "Shareholder"), and BMC Software, Inc., a Delaware corporation (the "Grantee").

                                    RECITALS:

         The Grantee, OptiSystems Solutions, Ltd., an Israeli corporation (the "Company") and Hansen Acquisitions Ltd., an Israeli corporation and a wholly owned subsidiary of Grantee ("Merger Sub"), propose to enter into an Agreement of Merger ("Agreement of Merger") providing, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation.

         As an inducement to the Grantee's willingness to enter into the Agreement of Merger, the Grantee has requested that the Shareholder agree, and the Shareholder has agreed, to grant the Grantee the Option (as defined below).

         As an inducement to the Grantee's willingness to enter into the Agreement of Merger, the Shareholder has also agreed to enter into a Shareholder Undertaking in favor of Grantee dated as of the date hereof (the "Undertaking").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Agreement of Merger and the Undertaking, the Shareholder and the Grantee agree as follows:

         1. Capitalized Terms. Capitalized terms used but not defined herein are defined in the Agreement of Merger and are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         2. Grant of Option. Subject to the terms and conditions set forth herein, the Shareholder hereby grants to the Grantee an irrevocable option (the "Option") to purchase from the Shareholder at a per share exercise price of $10.00 (the "Exercise Price"), a number of ordinary shares, par value NIS 0.05 per share, of the Company (the "Company Ordinary Shares"), equal to 10% of the Company Ordinary Shares outstanding as of the date hereof (as adjusted as set forth herein) (the "Option Shares").


                             STOCK OPTION AGREEMENT

         3. Term. The Option shall become exercisable following the occurrence of an Exercise Event (as hereinafter defined) and shall remain in full force and effect until the earliest to occur of (i) the Effective Time and (ii) the first anniversary of the valid termination of the Agreement of Merger (the "Option Term"). Notwithstanding the foregoing, in the event that the Agreement of Merger is validly terminated prior to the occurrence of an Exercise Event and such termination does not constitute an Exercise Event, this Option shall terminate.

         4. Exercise of Option.

                  4.1 The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term following the occurrence of an Exercise Event. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

                  4.2 As used herein, an "Exercise Event" shall mean any of the following events:

                           4.2.1 any Person (other than the Grantee or any
                  affiliate of the Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) a tender offer or exchange offer to purchase any Company Ordinary Shares such that, upon consummation of such offer, such Person would own or control 20% or more of the then outstanding Company Ordinary Shares;

                           4.2.2 the receipt by the Company or the publication
                  of any Acquisition Proposal (as defined in the Undertaking);

                           4.2.3 any Person (other than the Grantee, the Company
                  or any of their subsidiaries) shall have, subsequent to the date of this Agreement, acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or any "Group" (as such term is defined in Rule 13d-3 under the Exchange Act) shall have been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding Company Ordinary Shares; or

                           4.2.4 any event giving rise to a right by Grantee of
                  payment of the Termination Fee under the Agreement of Merger.

                  4.3 If the Grantee wishes to exercise the Option, it shall send a written notice (the date of which being herein referred to as the "Notice Date") to the Shareholder specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and
         (ii) a place and a date not earlier than three (3) business days nor later


                             STOCK OPTION AGREEMENT
         than fifteen (15) business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, however, that, if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable law, regulation or order, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided, further, that, without limiting the foregoing, if prior notification to, or authorization of, any governmental authority is required in connection with such purchase, the Grantee and, if applicable, the Shareholder shall promptly file the required notice or application for authorization and shall expeditiously process the same (and the Shareholder shall cooperate with the Grantee in the filing of any such notice or application and the obtaining of any such authorization), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such authorization has been obtained and, in either event, any requisite waiting period has passed.

                  4.4 Notwithstanding Section 4.3, in no event shall any Closing Date be more than six (6) months after the related Notice Date, and, if the Closing Date shall not have occurred within six months after the related Notice Date due to the failure to obtain any required authorization of a governmental authority, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

         5. Payment and Delivery of Certificates.

                  5.1 On each Closing Date, the Grantee shall pay to the Shareholder in immediately available funds by wire transfer to a bank account designated by the Shareholder an amount equal to the Exercise Price multiplied by the Option Shares to be purchased on such Closing Date.

                  5.2 At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 5.1, the Shareholder shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances and a duly executed share transfer deed transferring the Option Shares to the Grantee, and Grantee shall deliver to the Shareholder its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable law.

       6. Adjustment Upon Changes in Capitalization, Etc. In the event of any change in the Company Ordinary Shares by reason of a stock dividend, split-up, combination, recapitalization, amalgamation, conversion, liquidation, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Exercise


                             STOCK OPTION AGREEMENT

Price therefor, shall be adjusted appropriately so that the Grantee shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Grantee would have received in respect of the Company Ordinary Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. In the event that the Shareholder shall or become entitled to receive any securities or property from the Company or any of its subsidiaries by reason of being a record holder of the Option Shares (other than pursuant to an event described in the first sentence of Section 6), then upon exercise of this Option, Grantee shall be entitled to receive from the Shareholder, in addition to the Option Shares subject to such exercise, any such securities or property with respect to such Option Shares. If any additional Company Ordinary Shares are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6), the number of Company Ordinary Shares then remaining subject to the Option shall be adjusted so that, after such issuance of additional shares, such number of shares then remaining subject to the Option, together with shares theretofore issued pursuant to the Option, equals 10% of the number of Company Ordinary Shares then issued and outstanding.

         7. Representations And Warranties Of Shareholder. Shareholder hereby represents and warrants to Grantee as follows:

                  7.1 Authorization, etc. Shareholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debts, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  7.2 No Conflicts or Consents.

                           7.2.1 The execution and delivery of this Agreement by
                  Shareholder does not, and the performance of this Agreement by Shareholder will not: (A) conflict with or violate any law applicable to Shareholder or by which he or any of his properties is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Option Shares pursuant to, any agreement to which Shareholder is a party or by which Shareholder or any of his affiliates or properties is or may be bound or affected.

                           7.2.2 The execution and delivery of this Agreement by
                  Shareholder does not, and the performance of this Agreement by Shareholder will


                             STOCK OPTION AGREEMENT
                  not, require any consent of any Person.

         8. Miscellaneous.

                  8.1 Expenses. Except as otherwise provided in the Agreement of Merger, the Undertaking or in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                  8.2 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. No failure on the part of a party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party to this Agreement in exercising any power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  8.3 Entire Agreement; No Third Party Beneficiary. Except as otherwise set forth in the Agreement of Merger, the Undertaking, this Agreement (including the Agreement of Merger, the Undertaking and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  8.4 Governing Law; Venue.

                           8.4.1 This Agreement shall be governed by, and
                  construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matter involving the internal corporate affairs of the Company or any party hereto shall be governed by the provisions of the jurisdiction of its incorporation.

                           8.4.2 In any action between Shareholder and Grantee
                  arising out of or


                             STOCK OPTION AGREEMENT
                  relating to any provision of this Agreement (A) Shareholder irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the State of New York; (B) if any such action is commenced in a state court, then, subject to applicable law, Shareholder shall not object to the removal of such action to any federal court located in the State of New York; (C) Shareholder irrevocably waives the right to trial by jury; and (D) Shareholder irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.5.

                           8.4.3 SHAREHOLDER IRREVOCABLY WAIVES THE RIGHT TO A
                  JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS UNDERTAKING OR THE ENFORCEMENT OF ANY PROVISION OF THIS UNDERTAKING.

                  8.5 Notices. Any notice or other communication required or permitted to be delivered to Grantee or Shareholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the respective names of Grantee or Shareholder below (or to such other address or facsimile telephone number as Grantee or Shareholder shall have specified in a written notice given to the other):

                  If to the Shareholder to:

                           Name:
                           Address:
                           Facsimile:


                             STOCK OPTION AGREEMENT
                  with a copy to:

                           Name:
                           Address:
                           Attention:
                           Facsimile:

                  If to Grantee to:

                           BMC Software, Inc.
                           2101 CityWest Blvd.
                           Houston, Texas 77042
                           Attention: Robert H. Whilden, Jr.
                           Facsimile: (713) 918-7306

                  with a copy to:

                           Name:
                           Address:
                           Attention:
                           Facsimile:

                  8.6 Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not execute the same counterpart.

                  8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  8.8 Further Assurances. In the event of any exercise of the Option by the Grantee, the Shareholder and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.


                             STOCK OPTION AGREEMENT

                  8.9 Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  8.10 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of Shareholder and Grantee. Shareholder further agrees to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the fullest extent possible, the economic, business and other purposes of such void or unenforceable provision.

                  8.11 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants and agreements made by Shareholder in this Agreement shall survive (i) the consummation of the Merger, (ii) any termination of the Merger Agreement, and (iii) the Expiration Date.

                  8.12 Indemnification. Shareholder shall hold harmless and indemnify Grantee and Grantee's officers, directors, employees, agents, representatives and affiliates (the "Grantee Indemnified Parties") from and against, and shall compensate and reimburse Grantee and Grantee's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by the Grantee Indemnified Parties, or to which Grantee or any the Grantee Indemnified Parties otherwise become subject, and that arises directly or indirectly from, or relates directly or indirectly to, (i) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (ii) any failure on the part of Shareholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement. THE PROVISIONS OF THIS SECTION 8.13 SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE GRANTEE INDEMNIFIED PARTIES.


                             STOCK OPTION AGREEMENT

                  8.13 Non-Exclusivity. The rights and remedies of Grantee under this Agreement are not exclusive of or limited by any other rights or remedies that it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Grantee under this Agreement, and the obligations and liabilities of Shareholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

                  8.14 Construction.

                           8.14.1 For purposes of this Agreement, whenever the
                  context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                           8.14.2 Shareholder agrees that any rule of
                  construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                           8.14.3 As used in this Agreement, the words "include"
                  and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                           8.14.4 Except as otherwise indicated, all references
                  in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

                           8.14.5 The bold-faced or italicized headings
                  contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.


                             STOCK OPTION AGREEMENT

         IN WITNESS WHEREOF, the Shareholder and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                       -----------------------------------------
                                       Name:



                                       BMC SOFTWARE, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                       Title:


                             STOCK OPTION AGREEMENT
                                      -10-